RETIREMENT AGREEMENT

         This Agreement is made as of July 19, 2001, by and between Nazareth National Bank & Trust Co., a banking association organized under the laws of the United States ("Bank"), First Colonial Group, Inc., a Pennsylvania corporation ("FCG"), and S. Eric Beattie ("Beattie").

                                   Background

         Beattie is the President and Chief Executive Officer ("CEO") of the Bank and FCG, and a member of the Board of Directors of both the Bank and FCG (collectively the "Board"), having served faithfully, diligently and to the best of his ability since he was hired by the Bank on July 5, 1977.

         Beattie and the Bank have agreed that he will retire from employment with the Bank and FCG effective December 31, 2001.

         Beattie the Bank and FCG wish to provide for a smooth transition in the leadership of the Bank and FCG, and for fair and reasonable retirement terms.

                                      Terms

         Accordingly, in consideration of the mutual covenants and agreements set forth below, and intending to be legally bound, the parties agree as follows:

         1. Beattie will resign as President, CEO, and an employee of the Bank and FCG and of all affiliated entities, effective at the close of business on December 31, 2001. He will continue to perform all his duties and responsibilities through that date; provided, however, that the Board may relieve him of his duties and responsibilities and place him on leave of absence earlier in its discretion. His current total compensation package, including bonus (which will be awarded consistent with past practice), will remain in place through December 31, 2001, regardless of whether he is relieved of duties earlier, provided however that any bonus will be in the form of cash rather than stock options.

         2. Beattie will remain and serve as a member of the Boards of Directors of the Bank, FCG and of all affiliated entities, until December 31, 2001 or until such earlier time as the Bank and/or FCG requests him to resign from those positions. Simultaneously with Beattie's resignation from the Board of Directors of the Bank, FCG and of all affiliated entities, Beattie shall resign as a trustee of all employee benefit trusts and other trusts sponsored by or otherwise related to the Bank or FCG or any of their affiliated entities. Beattie agrees that he will execute the undated letter of resignation attached hereto as Exhibit A, contemporaneously with the execution of this Agreement. For so long as he remains a member of the Board, or until December 31, 2001, whichever is later, Bank and FCG will pay Beattie monthly directors' fees consistent with past practice.



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

         3. Beattie's resignation shall be deemed to be an election by Beattie to terminate his employment, as that phrase is used in Section I.C. of the Executive Benefit Agreement dated October 9, 1985. Bank agrees that it has no right to terminate its obligations with respect to Beattie under this agreement. Beattie shall receive benefits under that agreement in accordance with its terms, and as supplemented as provided in P. 5.a., below.

         4. For the purposes of the Severance Agreement between the parties dated January 1, 2001 (Severance Agreement), Beattie's employment will be deemed to have been terminated by the Bank without cause effective at the close of business on December 31, 2001. Accordingly,

          a. Beattie will receive Termination Payments as set forth in P. 3 of the Severance Agreement, provided, however, that (i) Beattie shall not have any duty to seek substantially equivalent employment, (ii) in no event will payments be reduced, on a dollar-for-dollar basis or otherwise, by any income or earnings received by Beattie from any other employer or from any other working activity in which Beattie may engage during the Severance Period, and (iii) Beattie shall have no obligation to notify the Bank of his receipt of any income or earnings during the Severance Period.

          b. Beattie shall be reimbursed for all reasonable expenses incurred as set forth in, and subject to the limits contained in, P. 4(a) of the Severance Agreement, which payments shall be deemed reimbursement of employment related expenses not subject to payroll or withholding taxes.

          c. During the Severance Period, Beattie shall remain a participant in, and receive the benefits set forth in and upon the terms stated in P. P. 4(b) and (c) of the Severance Agreement. The parties expressly agree the Medical Expense Reimbursement Plan in which Beattie currently participates is among the benefits encompassed by P. 4(b). The parties also agree that, to the extent permitted by the relevant Plans, Beattie will receive ESOP contributions and 401(k) matching contributions during the Severance Period.

          d. In all other respects, the Severance Agreement will remain in full force and effect.

         5. As further consideration for Beattie agreeing to continue in the active employ of the Bank and FCG and its affiliated entities until December 31, 2001, or such earlier date as the Board may place him upon leave of absence, and agreeing to resign from the Bank's Board of Directors and of the Board of Directors of FCG, upon request as set forth in P. 2, above, and in consideration of Beattie's performance of all such agreements, Bank agrees to provide the following additional benefits:



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          a.   Bank agrees to calculate the monthly benefit to which Beattie is entitled under the Executive Benefit Agreement dated October 9, 1985 without taking the percentage deduction provided in Section I, P. C.3.

          b. Bank will transfer to Beattie all of its right, title and interest in Beattie's long term care policy, which Beattie thereafter will be permitted to continue to maintain at his expense.

          c. All of Beattie's stock options which have not vested as of the close of business on December 31, 2001, will be deemed to vest on that date. Thereafter, Beattie's rights to exercise such options shall be governed by the Plans pursuant to which the options were granted.

         6. A press release, in the form attached hereto as Exhibit B, will be issued at such time as the Board determines to be appropriate.

         7. Beattie and Bank are parties to a Deferred Compensation Agreement dated December 31, 1993. Pursuant to that agreement, Beattie has deferred 100% of his director's compensation into the Defined Benefit "Directors' Deferred Compensation Plan." In accordance with P. 3(a) of that agreement, distribution of the amounts deferred shall begin at the beginning of the month following termination of Beattie's service as a director of the Bank. Beattie hereby elects to defer zero percent (0%) of his director's compensation effective January 1, 2002, and the Bank agrees that receipt of this Agreement constitutes filing by Beattie of such election.

         8. Each party will bear his/its own attorneys' fees and costs in connection with the negotiation, execution and implementation of this Agreement.

         9. Beattie agrees that the monetary terms of this Agreement are confidential. He will not disclose or publicize the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except as required by law or to his spouse, attorney or accountant, or to a government agency for the purposes of the payment or collection of taxes, all of whom he shall request and, to the extent he legally can do so, shall obligate them to maintain the confidentiality of this Agreement.

         10. Each of the parties agrees that he/it will make no comments, either orally or in writing, or take other actions which tend to publicly disparage the personal or professional reputation of the other.

         11. Beattie hereby releases and forever discharges Bank, FCG, its predecessors, successors, assigns, and all of its affiliated entities, directors, officers, employees, shareholders, agents, accounting firm, law firms and each of the members thereof (in both their individual and official capacities) (all such entities and persons hereafter being


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         referred to collectively in this Agreement as "Releasees"), and each of them, from any and all claims, debts, agreements (excluding only this Agreement and the agreements specifically referred to herein as the same may be modified by this Agreement), complaints or causes of action (hereinafter, collectively, "Claims"), whether known or unknown, whether suspected or unsuspected, that he ever had, now has, or may have against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date and time he signs this Agreement. This means that Beattie is waiving and giving up any right he may have to sue Bank and any other Releasee on or for any Claims within the scope of this paragraph. The Claims within the scope of this paragraph and covered by this release and waiver include, but are not limited to, (i) any Claim at common law, such as any Claim for breach of an express or implied contract, estoppel, defamation, or any other tort; (ii) any Claim based on or arising under any employment statutes or ordinances, such as the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Pennsylvania Human Relations Act; (iii) any Claim based on or arising out of Beattie's employment and association with Bank and/or the termination thereof; and (iv) any Claims for compensatory, liquidated or punitive damages, damages for emotional distress, damages to reputation, back pay, front pay, attorneys' fees, expenses, and benefits. Beattie understands that, by signing this Agreement, he is waiving all Claims he ever had or now has against Bank and against all other Releasees that arose or may have arisen before he signs this Agreement, and that such waiver also waives any right to a remedy or recovery in an action that may be brought on his behalf by any government agency or other person based on any Claims released herein. Beattie further promises not to commence a lawsuit against Bank or against any other Releasee based on or asserting any Claims described in this paragraph.

         12. Bank and FCG hereby release and forever discharges Beattie, his heirs, administrators, successors and assigns (collectively referred to in this subparagraph as "Beattie"), and each of them, from any and all claims, debts, agreements, complaints or causes of action (hereinafter, collectively, "Claims"), whether known or unknown, whether suspected or unsuspected, that they ever had, now have, or may have against Beattie, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date and time it signs this Agreement. Bank and FCG understand that, by signing this Agreement, they are waiving all Claims they ever had or now have against Beattie that arose or may have arisen before they sign this Agreement. Bank and FCG further promise not to commence a lawsuit against Beattie based on or asserting any Claims described in this paragraph.

         13. Notwithstanding anything in this Agreement to the contrary, Bank and FCG shall remain obligated to defend and/or indemnify Beattie and hold him harmless from any claims made against him arising out of his activities as a director, officer or employee of Bank or FCG, to the same extent as Bank and FCG are or may be obligated to defend and/or indemnify and hold harmless any other director, officer or employee.



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         14. The following provisions of the Severance Agreement are incorporated herein by reference and made fully applicable to this Agreement:P.P. 9, 10, 11, 12, 13(a), (d), (e) and (g).

         15. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

         16. Beattie acknowledges that he has been advised of his right to consult with an attorney before signing this Agreement and represents that he in fact has done so. Beattie further acknowledges that he has been given a period of at least twenty-one (21) days to consider the Agreement before signing it. Beattie represents that he has read the Agreement and understands it, that he is signing this Agreement voluntarily and of his own free will, without any duress or coercion, and that he has had a reasonable time to consider the agreement before signing it.

         17. This Agreement will not become effective or enforceable until seven
         (7) days after Beattie signs it. Beattie may revoke this Agreement at any time within that seven (7) day period, by sending a written notice to Bank. If a written revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes.

         18. In view of the fact that each of the parties hereto has been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

         19. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. Any such arbitration shall take place in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Judgment upon the written award rendered by the arbitrator may be entered in the Court of Common Pleas having jurisdiction thereof. The written decision of an arbitrator shall be valid and binding, and final and non-appealable.

         20. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Beattie as an employee, officer and director are of a personal nature and shall not be assignable or delegatable in whole or in part by Beattie.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement by signing it below.





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                              THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS. READ
                              CAREFULLY BEFORE SIGNING.

                              NAZARETH NATIONAL BANK & TRUST CO.


                              By:_________________________________

                              Title:______________________________


                              FIRST COLONIAL GROUP


                              By:_________________________________

                              Title:______________________________



                              S. ERIC BEATTIE





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                                    EXHIBIT A

                                   RESIGNATION

         S. Eric Beattie hereby resigns as a member of the Board of Directors of First Colonial Group, Inc., Nazareth National Bank and Trust Company and all of their affiliated entities (including, but not limited to, any employee benefit trusts sponsored by or related to First Colonial Group, Inc. or Nazareth National Bank and Trust Company), effective __________________, 2001.



                                           -----------------------
                                           S. Eric Beattie





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                                    EXHIBIT B
                                  PRESS RELEASE

                  ERIC BEATTIE TO LEAVE NAZARETH NATIONAL BANK

Nazareth, Pa. 19, July 2001. In a joint announcement made today by S. Eric Beattie, President and Chief Executive Officer, First Colonial Group, Inc. and Nazareth National Bank, Mr. Beattie announced his plans to retire from his position by the end of this year.

Mr. Beattie joined the Bank as a Trust Officer in 1977. He was promoted to Senior Trust Officer in 1979, to Vice-President in 1981 and to Senior Vice-President later that same year. He was elected to the Board of Directors in 1982. He was named President and Chief Operating Officer in 1984, adding the title of Chief Executive Officer in 1987.

During this period, Mr. Beattie has guided First Colonial Group, Inc. and Nazareth National Bank to considerable growth in key areas:

          o    Assets have grown from $73 million to almost $450 million
          o Shareholders' equity has grown from $6.5 million to over $35 million
          o    The Bank has grown from four branches to 17 branches.

In addition, the Bank services a $143,000,000 secondary-market mortgage portfolio.

Mr. Beattie stated, "I'm pleased with what we've been able to achieve, which is the result of superb teamwork from a first-class group of banking professionals. We have actively sought, identified and captured a niche unique in the banking industry where we do business, becoming the most regional of local banks and the most local of regional banks. We've expressed this in our marketing as "Not just in Nazareth, but not at all national". "I've been at the Bank for almost 25 years, and have been its president for 17 of those years. In spite of what we've been able to achieve, it's time for some new blood at the helm. And it's time for me to pursue a variety of other interests I have".

"I will leave the Bank at the end of the year knowing that our strategic direction and the niche we occupy continue to provide a strong foundation for future growth and profitability. During this time period, I will do my best to achieve a smooth transition."

Mr. Beattie is well know in the area for his considerable contributions to many organizations in the communities served by the Bank, including as Board member of the Lehigh Valley Economic Development Corporation, Board member of the Lehigh Valley Partnership, Chairman of the Moravian Hall Square Retirement Community, Trustee of the Nazareth YMCA, Board member of the Northampton Community College Foundation, Board member of the Northampton County Industrial Development Commission, Past Chairman of the Distinguished Citizen Dinner for Minsi Trials Council, Boy Scouts of America, Chairman of the Calvary Baptist Church, and other activities.

The Board of Directors of Nazareth National Bank expressed their gratitude to Mr. Beattie for his many years of service and contributions to the Bank and wished him well in his new ventures.








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